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                                                                     EXHIBIT 5.1



                                                                Salt Lake City

                               November 21, 1997


ZEVEX International, Inc.
4314 ZEVEX Park Lane
Salt Lake City, UT  84123

Gentlemen:

      We have examined the Registration Statement on Form S-1 that was filed by you with the Securities and Exchange Commission on October 3, 1997 (Registration No. 333-37189), Amendment No. 1 thereto that was filed on October 24, 1997, and Amendment No. 2 thereto that was filed on November 21, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,200,000 shares of your Common Stock, $0.001 par value (the "Shares"). The Shares are to be sold to underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto (the "Underwriting Agreement"). As your counsel in connection with this transaction, we have examined the action proposed to be taken in connection with the sale and issuance of the Shares.

      This opinion letter is governed by and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. The law relevant to the opinions expressed herein is limited to the Laws of the State of Delaware.

      Based on the foregoing, we are of the opinion that, upon completion of the actions being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares and upon completion of the action being taken to permit such transaction to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Registration Statement and in the Underwriting Agreement, will be legally issued, fully paid, and non-assessable.

      The phrase "Primary Lawyer Group", as used in the Accord, is hereby modified. For purposes of applying the Accord to this opinion letter, the Primary Lawyer Group means the lawyers in this firm who have given substantive legal attention to the representation of the Company in this matter, namely Ronald S. Poelman, Rob A. Alston, and Kenneth I. Denos.

      We hereby consent to the inclusion of this opinion as Exhibit 5.1 of the Registration Statement and to the statement regarding our firm under the heading, "Legal Matters" in the prospectus which is part of the Registration Statement. This opinion is furnished solely to the Company for use in connection with the Registration Statement and may not be relied upon by the Company or any other person for any other purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.


                                Very truly yours,

                       JONES, WALDO, HOLBROOK & McDONOUGH


                    By  /s/ JONES, WALDO, HOLBROOK & McDONOUGH
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